Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech to Voluntary Delist Common Shares from Nasdaq; Shares to Trade on OTCQB

WASHINGTON, DC (October 10, 2017) – Rentech, Inc. (NASDAQ: RTK) has notified Nasdaq of its intention to voluntarily withdraw the Company’s common shares from listing on The Nasdaq Capital Market effectively immediately prior to market opening on October 16, 2017. The Company intends to file a Form 25, Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission (SEC) on October 16, 2017, notifying the SEC of its transfer from listing on The Nasdaq Capital Market to the OTCQB Market. Rentech’s common shares will be listed on the OTCQB Market effective as of the market open on October 16, 2017.

The transfer from The Nasdaq Capital Market to the OTCQB Market is due to Rentech’s inability to cure its noncompliance with NASDAQ Listing Rule 5550(a)(2) (the NASDAQ Listing Rule). The NASDAQ Listing Rule requires Rentech’s common shares to trade above $1.00 for 30 consecutive business days before October 9, 2017 or 180 days from which Rentech received notification from Nasdaq regarding its noncompliance with the NASDAQ Listing Rule.

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing and wood pellet production businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech’s industrial wood pellet facilities are designed to produce wood pellets used as fuel for power generation. Please visit www.rentechinc.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, the delisting of the common shares from The Nasdaq Capital Market could impair the liquidity and market price of the common shares. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

(310) 307-4772

ir@rentk.com